Exhibit 23.5

August 22, 2006

New Oriental Education & Technology Group Inc.

No.6 Hai Dian Zhong Street, 9th Floor

Haidian District, Beijing 100080

People’s Republic of China

CONSENT OF INDEPENDENT APPRAISER

American Appraisal China Limited (“AAC”) hereby consents to the references to AAC’s name and value conclusions for accounting purposes, with respect to its appraisal reports addressed to the board of New Oriental Education & Technology Group Inc. (the “Company”) dated 16 June 2006 and 14 August 2006 respectively, in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. AAC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

AMERICAN APPRAISAL CHINA LIMITED

/s/ Sammy Lai
Name:	Sammy Lai
Title:	Vice President